Exhibit 99.2

BOISE PAPER PRODUCTS

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2007 and 2006

For the years ended December 31, 2007, 2006, and 2005

Boise Paper Products

Consolidated Statements of Income

	Year Ended December 31
	2007	2006	2005
	(thousands)
Sales
Trade	$1,636,605	$1,567,421	$1,479,584
Related parties	695,998	654,536	649,453
	2,332,603	2,221,957	2,129,037

Costs and expenses
Materials, labor, and other operating expenses	1,948,230	1,874,344	1,840,277
Fiber costs from related parties	39,352	30,418	32,390
Depreciation, amortization, and depletion	84,649	116,398	95,425
Selling and distribution expenses	59,488	59,756	55,238
General and administrative expenses	44,549	44,498	36,418
Other (income) expense, net	(4,142)	2,724	(4,264)
	2,172,126	2,128,138	2,055,484

Income from operations	160,477	93,819	73,553

Foreign exchange gain (loss)	1,184	(86)	33
Interest income	697	569	234
	1,881	483	267

Income before income taxes	162,358	94,302	73,820
Income tax provision	(2,767)	(1,381)	(2,248)
Net income	$159,591	$92,921	$71,572

See accompanying notes to consolidated financial statements.

Boise Paper Products

Consolidated Balance Sheets

	December 31,
	2007	2006
	(thousands)
ASSETS

Current
Cash	$8	$7
Receivables
Trade, less allowances of $1,063 and $901	181,799	176,886
Related parties	36,452	37,492
Other	10,224	10,172
Inventories	324,679	322,876
Assets held for sale (a)	—	18,126
Other	6,936	6,103
	560,098	571,662

Property
Property and equipment, net	1,192,344	1,126,311
Fiber farms and deposits	17,843	18,226
	1,210,187	1,144,537

Goodwill	42,218	9,676
Intangible assets, net	23,967	27,335
Other assets	9,242	5,619
Total assets	$1,845,712	$1,758,829

LIABILITIES AND CAPITAL

Current
Income taxes payable	$306	$—
Accounts payable
Trade	178,686	169,875
Related parties	299	371
Accrued liabilities
Compensation and benefits	53,573	51,031
Other	16,716	19,586
Liabilities related to assets held for sale (a)	—	214
	249,580	241,077

Other
Deferred income taxes	896	440
Compensation and benefits	6,030	9,553
Other long-term liabilities	29,427	26,527
	36,353	36,520

Commitments and contingent liabilities

Capital
Business unit equity	1,559,779	1,490,608
Accumulated other comprehensive loss	—	(9,376)
Total capital	1,559,779	1,481,232

Total liabilities and capital	$1,845,712	$1,758,829

(a)           For more information, see Note 3, Assets Held for Sale.

See accompanying notes to consolidated financial statements.

Boise Paper Products

Consolidated Statements of Cash Flows

	Year Ended December 31
	2007	2006	2005
	(thousands)
Cash provided by (used for) operations
Net income	$159,591	$92,921	$71,572
Items in net income (loss) not using (providing) cash
Depreciation, amortization, and depletion	84,649	116,398	95,425
Pension and other postretirement benefit expense	13,334	14,971	15,009
Deferred income taxes	253	—	(3)
Gain on changes in retiree healthcare programs	(4,367)	(3,741)	(5,200)
Other	(864)	4,295	(33)
Decrease (increase) in working capital, net of acquisitions
Receivables	(4,357)	(6,443)	(34,601)
Inventories	(4,402)	(45,416)	(20,207)
Accounts payable and accrued liabilities	18,414	14,634	31,974
Current and deferred income taxes	509	(1,224)	1,401
Pension and other postretirement benefit payments	(13,334)	(14,971)	(15,009)
Other	(655)	1,474	3,097
Cash provided by operations	248,771	172,898	143,425

Cash provided by (used for) investment
Expenditures for property and equipment	(141,801)	(109,073)	(100,873)
Acquisitions of businesses and facilities	—	(42,609)	—
Sales of assets	14,224	3,824	14,512
Additional Consideration Agreement payment	(32,542)	—	—
Other	1,769	1,949	4,421
Cash used for investment	(158,350)	(145,909)	(81,940)

Cash provided by (used for) financing
Net equity transactions with related parties	(90,420)	(26,990)	(61,486)
Cash used for financing	(90,420)	(26,990)	(61,486)

Increase (decrease) in cash	1	(1)	(1)

Balance at beginning of the year	7	8	9
Balance at end of the year	$8	$7	$8

See accompanying notes to consolidated financial statements.

Boise Paper Products

Consolidated Statements of Capital

	Business Unit Equity	Accumulated Other Comprehensive Income (Loss)	Total Capital
	(thousands)

Balance at December 31, 2004	$1,414,591	$—	$1,414,591

Comprehensive income (loss):
Net income	71,572	—	71,572
Other comprehensive loss, net of tax
Cash flow hedges	—	(144)	(144)

Comprehensive income (loss)	71,572	(144)	71,428
Net equity transactions with related parties	(61,486)	—	(61,486)
Balance at December 31, 2005	1,424,677	(144)	1,424,533

Comprehensive income (loss):
Net income	92,921	—	92,921
Other comprehensive loss, net of tax
Cash flow hedges	—	(9,232)	(9,232)

Comprehensive income (loss)	92,921	(9,232)	83,689
Net equity transactions with related parties	(26,990)	—	(26,990)
Balance at December 31, 2006	1,490,608	(9,376)	1,481,232

Comprehensive income:
Net income	159,591	—	159,591
Other comprehensive loss, net of tax
Cash flow hedges	—	9,376	9,376
	159,591	9,376	168,967
Comprehensive income
Net equity transactions with related parties	(90,420)	—	(90,420)
Balance at December 31, 2007	$1,559,779	$—	$1,559,779

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

1.             Organization and Business Description

As used in these consolidated financial statements, the terms “Boise Paper Products,” “we,” or “the Company” refer to the paper and packaging and newsprint business units of Boise Cascade Holdings, L.L.C. (Boise Cascade). We are a diversified North American paper company headquartered in Boise, Idaho. We operate our business in the following three reportable segments: Paper, Packaging & Newsprint, and Corporate and Other. See Note 15, Segment Information, for additional information about our reportable segments.

On October 29, 2004 (inception), Boise Cascade, through its equity sponsor Forest Products Holdings, L.L.C. (FPH), a holding company controlled by Madison Dearborn Partners (MDP), acquired the forest products and paper assets of OfficeMax (the Forest Products Acquisition). Our operations consist of the paper and packaging and newsprint business units of Boise Cascade.

2.             Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles. The consolidated financial statements include the accounts of the company after elimination of intercompany balances and transactions.

These consolidated financial statements include accounts specifically attributed to Boise Paper Products and a portion of Boise Cascade’s shared corporate general and administrative expenses. These shared services include, but are not limited to, finance, accounting, legal, information technology, and human resource functions. Some corporate costs relate solely to Boise Paper Products and are allocated totally to these operations. Shared corporate general and administrative expenses not specifically identifiable to Boise Paper Products have been allocated primarily based on average sales, assets, and labor costs.

The consolidated financial statements do not include an allocation of Boise Cascade’s debt, interest, and deferred financing costs, because none of these items were specifically identified as corporate advances to, or borrowings by, Boise Paper Products. Boise Cascade used interest rate swaps to hedge variable interest rate risk. Because debt and interest costs are not allocated to Boise Paper Products, the effects of the interest rate swaps are not included in our consolidated financial statements.

Income taxes, where applicable, in these consolidated financial statements have been calculated as if Boise Paper Products were a separate taxable entity. For the years ended December 31, 2007, 2006, and 2005, the majority of the businesses and assets of Boise Paper Products were held and operated by limited liability companies, which are not subject to entity-level federal or state income taxation. In addition to the businesses and assets held and operated by limited liability companies, we have taxable corporations that are subject to federal, state, and local income taxes for which we have recorded taxes.

Consolidation and Use of Estimates

The consolidated financial statements include the accounts of Boise Paper Products and its subsidiaries after elimination of intercompany balances and transactions. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Some of our accounting estimates include the assessment of the recoverability of long-lived assets, the assessment of goodwill and intangible assets, and the valuation and recognition of pension expense and liabilities. The actual results experienced by the company may differ from management’s estimates.

Foreign Currency Translation

The functional currency for all of our operations is the U.S. dollar. Monetary assets and liabilities are remeasured into U.S. dollars using the exchange rates as of the Consolidated Balance Sheet date.  Revenue and expense items are remeasured into U.S. dollars using an average exchange rate prevailing during the year. The foreign exchange gains (losses) reported in the Consolidated Statements of Income resulted from the remeasurements into the U.S. dollar.

Revenue Recognition

We recognize revenue when the following criteria are met:  persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, our price to the buyer is fixed and determinable, and collectibility is reasonably assured. Delivery is not considered to have occurred until the customer takes title and assumes the risks and rewards of ownership. The timing of revenue recognition is dependent on shipping terms. Revenue is recorded at the time of shipment for terms designated free on board (f.o.b) shipping point. For sales transactions designated f.o.b destination, revenue is recorded when the product is delivered to the customer’s delivery site. Fees for shipping and handling charged to customers for sales transactions are included in “Sales.” Costs related to shipping and handling are included in “Materials, labor, and other operating expenses.”

We sell all of the newsprint we produce to AbitibiBowater Inc. (AbitibiBowater) at a price equal to the price AbitibiBowater’s mills receive from customers, less associated expenses and a sales and marketing discount. In accordance with Emerging Issues Task Force (EITF) 01-09, Accounting for Consideration Given by a Vendor to a Customer (including a Reseller of the Vendor’s Products), the discount is presumed to be a reduction of the selling price of the product and, therefore, is characterized as a reduction of revenue in our Consolidated Statements of Income (Loss).

Equity Compensation

For the years ended December 31, 2007, 2006, and 2005, equity compensation awards were granted to our employees under Boise Cascade’s compensation plans and we accounted for the awards under SFAS No. 123(R), Share-Based Payment. Awards granted during this period vest over periods up to five years. In 2007, 2006, and 2005, we recognized $1.7 million, $1.8 million, and $1.4 million of compensation expense. Compensation expense was calculated based on the units granted to employees of Boise Paper Products plus an allocation of expense related to units granted to corporate employees that serviced all business units. See Note 14, Equity Compensation.

Research and Development Costs

We expense research and development costs as incurred. For the years ended December 31, 2007, 2006, and 2005, research and development expenses were $0.7 million, $0.6 million, and $1.0 million, respectively.

Advertising Costs

We expense the cost of advertising as incurred. For the years ended December 31, 2007, 2006, and 2005, advertising expenses were $4.0 million, $3.9 million, and $3.1 million, respectively. These expenses were recorded in “Selling and distribution expenses.”

Cash

For the years ended December 31, 2007, 2006, and 2005, we participated in Boise Cascade’s centralized cash management system (see Note 5, Transactions With Related Parties). We do not record interest income or expense related to these transactions, except for transactions related to our taxable subsidiaries. In all years presented, the interest income related to these transactions was not significant. The net effect of these transactions was included in “Business unit equity” on our Consolidated Balance Sheets. As such, the amount of cash recorded on our Consolidated Balance Sheets does not represent the amount required or generated by Boise Paper Products.

Trade Accounts Receivables and Allowance for Doubtful Accounts

Trade accounts receivable are stated at the amount we expect to collect. Trade accounts receivable do not bear interest. The allowance for doubtful accounts is our best estimate of the losses we expect will result from the inability of our customers to make required payments. We generally determine the allowance based on a combination of actual historical write-off experience and an analysis of specific customer accounts. We periodically review our allowance for doubtful accounts, and adjustments to the valuation allowance are charged to income. Trade accounts receivable balances that remain outstanding after we have used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. We may at times insure or arrange for guarantees on our receivables.

Financial Instruments

Our financial instruments are cash, accounts receivable, and accounts payable. The recorded values of cash, accounts receivable, and accounts payable approximate fair values based on their short-term nature.

Inventory Valuation

Inventories are valued at the lower of cost or market. Cost is based on the average or first-in, first-out (FIFO) method of inventory valuation. Manufactured inventories include costs for materials, labor, and factory overhead.

Inventories include the following:

	December 31
	2007	2006
	(thousands)

Finished goods and work in process	$163,554	$173,539
Raw materials	74,676	64,957
Supplies and other	86,449	84,380
	$324,679	$322,876

Property and Equipment, Net

Property and equipment are recorded at cost. Cost includes expenditures for major improvements and replacements. Effective January 1, 2007, we began expensing all repair and maintenance costs as incurred in accordance with Financial Accounting Standards Board (FASB) Staff Position (FSP) No. AUG AIR-1, Accounting for Planned Major Maintenance Activities. When property and equipment are retired, sold, or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation are removed from the accounts and any gain or loss is included in income (loss). In all years presented, we used the straight-line method of depreciation.

Additionally, after reviewing the estimated useful lives of some of our depreciable assets, we determined that some of our assets would be used for a shorter period of time than the depreciable lives previously assigned to them. As a result, we revised the depreciation estimates to reflect the remaining expected use of the assets. This change in estimate decreased net income approximately $11 million in 2007 and $10 million in 2006.

Property and equipment consisted of the following asset classes and the following general range of estimated useful lives:

			General Range of
	Year Ended December 31		Estimated Useful
	2007	2006	Lives in Years
	(thousands)

Land and land improvements	$31,592	$23,134	12-20
Buildings and improvements	185,509	135,065	10-40
Machinery and equipment	1,212,426	1,107,142	3-20
Construction in progress	36,535	67,072	N/A
	1,466,062	1,332,413
Less accumulated depreciation	(273,718)	(206,102)	N/A
	$1,192,344	$1,126,311

Fiber Farm and Deposits

The consolidated financial statements include our cottonwood fiber farm. Our cottonwood fiber farm is a short-rotation fiber farm that has a growing cycle averaging six to eight years.

Costs for activities related to the establishment of a new crop of trees, including planting, thinning, fertilization, pest control, herbicide application, irrigation, and land lease costs, are capitalized, while costs for administration, insurance, and property taxes are expensed. The capitalized costs are accumulated by specifically identifiable farm or irrigation blocks. We charge capitalized costs, excluding land, to “Depreciation, amortization, and depletion” in the accompanying Consolidated Statements of Income (Loss) at the time the fiber is harvested based on actual accumulated costs associated with fiber cut.

We are a party to a number of long-term log and fiber supply agreements. At December 31, 2007, Boise Paper Products’ total obligation for log and fiber purchases under contracts with third parties was approximately $108.4 million. Except for deposits required pursuant to wood supply contracts, these obligations are not recorded in our consolidated financial statements until contract payment terms take effect. The obligations are subject to change based on, among other things, the effect of governmental laws and regulations, our manufacturing operations not operating in the normal course of business, log and fiber availability, and the status of environmental appeals.

Long-Lived Asset Impairment

We account for the impairment of long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An impairment of long-lived assets exists when the carrying value of an asset exceeds its fair value and when the carrying value is not recoverable through future undiscounted cash flows from operations. We review the carrying value of long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of assets may not be recoverable.

Goodwill

We account for goodwill and other intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and intangible assets of businesses acquired. We assess goodwill in the fourth quarter of each year using a fair-value-based approach. We completed our annual assessment in accordance with SFAS No. 142 in fourth quarter 2007 and 2006 and determined that there was no impairment.

Deferred Software Costs

We defer internal-use software costs that benefit future years. These costs are amortized using the straight-line method over the expected life of the software, typically three to five years. “Other assets” in the Consolidated Balance Sheets includes $0.7 million and $1.0 million of deferred software costs at December 31, 2007 and 2006, respectively. For the years ended December 31, 2007, 2006, and 2005, amortization of deferred software costs totaled $0.6 million, $0.7 million, and $0.9 million, respectively.

Asset Retirement Obligations

We account for asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, and FASB Interpretation (FIN) No. 47, Accounting for Conditional Asset Retirement Obligations — an Interpretation of FASB Statement No. 143. This standard primarily affects the way we account for landfill closure and closed-site monitoring costs. We accrue for asset retirement obligations in the period in which they are incurred if sufficient information is available to reasonably estimate the fair value of the obligation. When we record the liability, we capitalize the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its settlement value, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, we will recognize a gain or loss for any difference between the settlement amount and the liability recorded. See Note 11, Asset Retirement Obligations, for additional information.

Taxes Collected

We account for taxes collected from customers and remitted to governmental authorities in accordance with EITF 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation). We present taxes on a net basis in our Consolidated Statements of Income (Loss).

New and Recently Adopted Accounting Standards

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, and SFAS No. 160, Accounting and Reporting of Noncontrolling Interest in Consolidated Financial Statements, an Amendment of Accounting Research Bulletin (ARB) No. 51. These new standards will significantly change the accounting for and reporting of business combination transactions and noncontrolling (minority) interests in consolidated financial statements.  SFAS Nos. 141(R) and 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008. Thus, we are required to adopt these standards on January 1, 2009.  Earlier adoption is prohibited. We are currently evaluating the impact of adopting SFAS Nos. 141(R) and 160 on our consolidated financial statements. However, its impact will be limited to business combinations occurring on or after January 1, 2009.

In December 2006, we adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — An Amendment of FASB Statements No. 87, 88, 106, and 132(R), which required companies to recognize the funded status of their pension and other postretirement benefit plans on their balance sheets. It also required companies to recognize the actuarial and experience gains and losses and the prior service costs and credits as a component of other comprehensive income, net of tax. Most of our employees participate in Boise Cascade’s defined benefit pension plans. We have treated our participants in these plans as participants in multiemployer plans. Accordingly, we have not reflected any assets or liabilities related to the defined benefit pension plans on our Consolidated Balance Sheets. The adoption of SFAS No. 158 did not have a material impact on our financial position or results of operations.

In January 2006, we adopted EITF 04-13, Accounting for Purchases and Sales of Inventory With the Same Counterparty. The consensus identifies circumstances under which two or more transactions involving inventory with the same counterparty should be viewed as a single nonmonetary transaction within the scope of Accounting Principles Board (APB) Opinion No. 29, Accounting for Nonmonetary Transactions. We adopted this standard effective January 2006, and it required us to report our inventory buy/sell transactions on a net basis in our Consolidated Statements of Income. Previously, in accordance with EITF 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, and SAB No. 104, Revenue Recognition, we recorded sales and purchases related to our inventory buy/sell arrangements on a gross basis. This consensus had no impact on net income. Had this consensus previously been in effect, it would have reduced sales $76.1 million for the year ended December 31, 2005, and would have reduced “Materials, labor, and other operating expenses” by about the same amount. In accordance with the provisions of EITF 04-13, prior-period financial information has not been recast to conform with the current period’s presentation.

3.                                      Assets Held for Sale

December 31, 2007, Consolidated Balance Sheet

In September 2007, Boise Cascade, L.L.C. (Boise LLC), a wholly owned direct subsidiary of Boise Cascade, entered into a purchase and sale agreement (PSA) with Aldabra 2 Acquisition Corp. (Aldabra) for the sale of Boise LLC’s Paper and Packaging & Newsprint segments and most of Boise LLC’s Corporate and Other segment for cash and securities equal to approximately $1.625 billion, plus working capital adjustments. The transaction closed on February 22, 2008 and Aldabra changed its name to Boise Inc. Following the transaction, Boise LLC maintains 100% ownership of the Building Materials Distribution and Wood Products segments, and Boise LLC owns up to 49% of Boise Inc.’s shares. Both companies are headquartered in Boise, Idaho.

In 2006, the Vancouver, Washington, asset group was the only asset group that met the definition of “held for sale.” In September 2007, in connection with Boise LLC signing the PSA with Aldabra, Boise LLC determined that all of the assets and liabilities of the Paper and Packaging & Newsprint segments, as well as some of the assets and liabilities of the Corporate and Other segment, met the requirements of “held for sale” in SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. As all of our assets are now considered held for sale, we have not separately shown them as such on our Consolidated Balance Sheet. Under SFAS No. 144, once the assets had been classified as held for sale by Boise LLC we stopped depreciating and amortizing the assets. The year ended December 31, 2007, included approximately $41.8 million of lower depreciation and amortization expense as a result of discontinuing depreciation and amortization on the assets held for sale. Of the $41.8 million of lower depreciation and amortization expense, $21.7 million related to our Paper segment, $19.1 million related to our Packaging & Newsprint segment, and $1.0 million related to our Corporate and Other segment. Based on the terms of the PSA and the carrying value of the assets held for sale, Boise LLC concluded that no impairment exists.

December 31, 2006, Consolidated Balance Sheet

In 2005, the board of directors authorized management to pursue closing and divesting of our converting business in Vancouver, Washington. We decided to close the operations because we concluded there were more cost-effective alternatives to produce security grades. Prior to closing the operations, the business received paper from our mills and converted the paper to security grades. After the closure, we continue to develop and market the security grades, but we outsource the converting operations. We recorded the facility’s assets as held for sale on our Consolidated Balance Sheets. In 2006, this was the only asset group that met the definition of “held for sale” and, accordingly, was the only asset group that was recorded as held for sale on our 2006 Consolidated Balance Sheet. We did not record the results of its operations as discontinued, because the business is part of a larger cash-flow-generating group and on its own is not a component of an entity as defined in SFAS No. 144. We tested the recoverability of the long-lived assets in accordance with SFAS No. 144, and recorded no impairment. In January 2008, we sold the converting business in Vancouver, Washington, for $19 million.

The assets and liabilities of our converting business in Vancouver, Washington, which are included in our Paper segment, are presented in the 2006 Consolidated Balance Sheet as “Assets held for sale” and “Liabilities related to assets held for sale.” The carrying amounts of the major classes of these assets and liabilities were as follows:

December 31, 2006
(thousands)
Assets
Inventories	$930
Property and equipment, net	13,290
Other	3,906
Assets held for sale	$18,126

Liabilities
Accounts payable	$33
Accrued liabilities	181
Liabilities related to assets held for sale	$214

4.             Purchase of Central Texas Corrugated’s Assets

On February 1, 2006, we purchased the assets of Central Texas Corrugated (CTC) in Waco, Texas, for an aggregate purchase price of $43.8 million, including fees and expenses, but before working capital adjustments. In 2006, we paid approximately $42.6 million of cash for the acquisition, which is net of a $2.0 million holdback that is payable in five years. At December 31, 2007 and 2006, “Other long-term liabilities” on our Consolidated Balance Sheets included a $1.5 million and a $1.4 million discounted holdback (including accrued accretion expense). CTC manufactures corrugated sheets that it sells primarily to regional container plants in Texas, Louisiana, Arkansas, and Mexico. CTC is located close to our mill in DeRidder, Louisiana, which produces linerboard used in CTC’s manufacturing processes.

We accounted for the acquisition using the purchase method of accounting. As a result, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of the date of the acquisition. The following table summarizes the estimated fair value of the assets acquired and liabilities assumed as of February 1, 2006. We had one year from the purchase date to finalize or receive information to determine changes in estimates of the fair value of assets acquired and liabilities assumed. Adjustments recorded during the years ended December 31, 2007 and 2006, were not material.

February 1, 2006
(thousands)

Current assets	$16,407
Property and equipment	15,368
Goodwill	7,046
Intangible assets	9,400
Other assets	66
Assets acquired	48,287

Current liabilities	4,438
Liabilities assumed	4,438

Net assets acquired	$43,849

The excess of the purchase price over the fair value of assets acquired and liabilities assumed was allocated to goodwill. We recorded $7.0 million of goodwill in our Packaging & Newsprint segment. During the years ended December 31, 2007 and 2006, we recorded zero and $0.3 million of purchase price adjustments that decreased the recorded amount of goodwill. See Note 10, Goodwill and Intangible Assets, for more information.

The amount allocated to intangible assets was attributed to the following categories of intangibles:

February 1, 2006
(thousands)

Trade name	$1,800
Customer relationships	6,400
Noncompete agreements	1,200
$9,400

In September 2007, we stopped amortizing intangible assets when the long-lived assets were classified as held for sale. Prior to September 2007, the intangible assets were amortized over their expected useful lives. The trade name asset represents the fair value of the Central Texas Corrugated name and was amortized over five years. Customer relationships were amortized over ten years, and the noncompete agreements were amortized over approximately two years.

Pro forma results of operations have not been presented, because the effects of the acquisition were not material to prior periods.

5.                                      Transactions With Related Parties

For the years ended December 31, 2007, 2006, and 2005, we participated in Boise Cascade’s centralized cash management system. Cash receipts attributable to our operations were collected by Boise Cascade, and cash disbursements were funded by Boise Cascade. The net effect of these transactions has been reflected as “Net equity transactions with related parties” in the Consolidated Statements of Cash Flows. The following table includes the components of these related-party transactions:

	Year Ended December 31
	2007	2006	2005
	(thousands)

Cash collections	$(2,343,598)	$(2,219,907)	$(2,109,189)
Payment of accounts payable	2,094,226	2,021,972	1,929,502
Capital expenditures and acquisitions	141,801	151,682	100,873
Income taxes	1,990	2,604	849
Corporate general and administrative expense allocation	15,161	16,659	16,479
Net equity transactions with related parties	$(90,420)	$(26,990)	$(61,486)

Related-Party Sales

During each of the years presented, we sold paper and paper products to OfficeMax at sales prices that were designed to approximate market prices. For the years ended December 31, 2007, 2006, and 2005, sales to OfficeMax were $615.7 million, $575.9 million, and $562.3 million, respectively. During each of these years, sales to Office Max represented 26% of total sales. These sales are included in “Sales, Related parties” in the Consolidated Statements of Income.

During each of the years presented, we sold wood and provided transportation services to Boise Cascade. For the years ended December 31, 2007, 2006, and 2005, we sold $75.3 million, $73.0 million, and $81.5 million, respectively, of wood to Boise Cascade’s building materials distribution and wood products businesses. For the years ended December 31, 2007, 2006, and 2005, we recorded $5.0 million, $5.6 million, and $5.7 million of sales for transportation services. These sales are included in “Sales, Related parties” in the Consolidated Statements of Income.

Related-Party Costs and Expenses

During each of the years presented, we purchased fiber from related parties at prices that approximated market prices. During the years ended December 31, 2007, 2006, and 2005, fiber purchases from related parties were $39.4 million, $30.4 million, and $32.4 million. Most of these purchases relate to chip purchases from Boise Cascade’s wood products business. All of the costs associated with these purchases are recorded as “Fiber costs from related parties” in the Consolidated Statements of Income.

During all years presented, we used services and administrative staff of Boise Cascade. These services included, but were not limited to, finance, accounting, legal, information technology, and human resource functions. The costs not specifically identifiable to Boise Paper Products were allocated based primarily on average sales, assets, and labor costs. These costs are included in “General and administrative expenses” in the Consolidated Statements of Income. We believe the allocations are a reasonable reflection of our use of the services. However, had we operated on a stand-alone basis, and excluding gains related to changes in retiree healthcare programs, we estimate that our Corporate and Other segment would have reported approximately $18 million of segment expenses before interest, taxes, depreciation, and amortization in all years presented.

During all years presented, some of our employees participated in Boise Cascade’s noncontributory defined benefit pension and contributory defined contribution savings plans. We have treated our participants in the pension plans as participants in multiemployer plans. Accordingly, we have not reflected any assets or liabilities related to the plans on our Consolidated Balance Sheets. We have, however, recorded costs associated with the employees who participated in these plans in our Consolidated Statements of Income. For the years ended December 31, 2007, 2006, and 2005, the Statements of Income included $22.4 million, $21.9 million, and $21.2 million, respectively, of expenses attributable to our participation in Boise Cascade’s defined benefit and defined contribution plans.

Our employees and former employees also participated in Boise Cascade’s other postretirement benefit plans. All of the postretirement benefit plans are unfunded (see Note 13, Retirement and Benefit Plans). In addition, employees participated in equity compensation programs. See Note 14, Equity Compensation, for a discussion of these programs.

6.                                      Other (Income) Expense, Net

“Other (income) expense, net” includes miscellaneous income and expense items. The components of “Other (income) expense, net” in the Consolidated Statements of Income are as follows:

	Year Ended December 31
	2007	2006	2005
	(thousands)

Changes in retiree healthcare programs (a)	$(4,367)	$(3,741)	$(5,200)
Sales of assets, net	(112)	3,019	838
Project costs	276	2,771	—
Other, net	61	675	98
	$(4,142)	$2,724	$(4,264)

(a)                                  See Note 13, Retirement and Benefit Plans, for more information.

7.                                      Income Taxes

Tax Distributions

For all the years presented, the majority of the businesses and assets of Boise Paper Products were held and operated by limited liability companies, which are not subject to entity-level federal or state income taxation. The income taxes in respect to these operations are payable by Boise Cascade’s equity holders in accordance with their respective ownership percentages.

Income Tax (Provision) Benefit

During the years ended December 31, 2007, 2006, and 2005, our effective tax rates for our separate subsidiaries that are taxed as corporations were 44.1%, 37.4%, and 40.8%, respectively. The primary reason for the difference in tax rates is the effect of state income taxes. At December 31, 2007 and 2006, we had $661,000 and $440,000, respectively, of deferred tax liability related to these subsidiaries recorded on our Consolidated Balance Sheets.

At December 31, 2007 and 2006, our tax basis was $467.6 million and $340.2 million lower than the reported amount of net assets recorded on our Consolidated Balance Sheets, primarily due to accelerated depreciation recorded for tax purposes.

For all years presented, all of Boise Paper Products’ pretax income was from domestic sources.

FIN No. 48

In January 2007, we adopted the provisions of FIN No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, and it did not have a significant impact on our financial position or results of operations. At December 31, 2007, we had an insignificant amount of unrecognized tax benefits, none of which would affect our effective tax rate if recognized. We do not anticipate that the amount of unrecognized tax benefits will significantly increase or decrease within the next 12 months. Our policy is to recognize interest and penalties on unrecognized tax benefits in “Income tax provision” in the Consolidated Statements of Income. For the years ended December 31, 2007 and 2006, we recognized an insignificant amount of interest and penalties.

Boise Cascade Holdings, L.L.C., or one of its subsidiaries files federal income tax returns in the U.S. and Canada and various state and foreign income tax returns in the major state jurisdictions of Alabama, Idaho, Louisiana, Oregon, Minnesota, Texas, and Washington. Boise Cascade Holdings, L.L.C., is subject to tax examinations from October 29, 2004 (inception) to present. In December 2007, the United States Internal Revenue Service notified Boise Cascade Holdings, L.L.C., that they will audit Boise Cascade Holdings, L.L.C., 2005 and 2006 tax years.

8.             Leases

We lease a portion of our distribution centers as well as other property and equipment under operating leases. For purposes of determining straight-line rent expense, the lease term is calculated from the date we first take possession of the facility, including any periods of free rent and any option periods we are reasonably assured of exercising. Straight-line rent expense is also adjusted to reflect any allowances or reimbursements provided by the lessor. Rental expense for operating leases and sublease rental income received was as follows:

	December 31
	2007	2006	2005
	(thousands)

Rental expense	$13,314	$11,172	$10,438
Sublease rental income	5	—	70

For noncancelable operating leases with remaining terms of more than one year, the minimum lease payment requirements are $10.6 million in 2008, $9.6 million in 2009, $8.7 million in 2010, $6.9 million in 2011, and $5.6 million in 2012, with total payments thereafter of $14.7 million. These future minimum lease payment requirements have not been reduced by sublease rentals due in the future under noncancelable subleases. Minimum sublease income received in the future is not expected to be material.

Substantially all lease agreements have fixed payment terms based on the passage of time. Some lease agreements provide us with the option to purchase the leased property. Additionally, some agreements contain renewal options averaging 11 years, with fixed payment terms similar to those in the original lease agreements.

9.             Receivables

We have a large, diversified customer base. A large portion of our uncoated free sheet and office paper sales volume is sold to OfficeMax. We market our newsprint through AbitibiBowater pursuant to an arrangement whereby AbitibiBowater purchases all of the newsprint we produce at a price equal to the price at which AbitibiBowater sells newsprint produced at its mills located in the southern United States, less associated expenses and a sales and marketing discount. Sales to OfficeMax and AbitibiBowater represent concentrations in the volumes of business transacted and concentrations of credit risk. At December 31, 2007, we had $36.0 million and $27.9 million of accounts receivable due from OfficeMax and AbitibiBowater, respectively, and at December 31, 2006, we had $37.2 million and $30.1 million. See Note 2, Summary of Significant Accounting Policies, for information about our accounting policy related to trade receivables and our allowance for doubtful accounts.

In all years presented, a large portion of our receivables were used to secure borrowings under Boise Cascade’s accounts receivable securitization program. Under the program, Boise Cascade sells its interest in a defined pool of accounts receivables generated by its domestic operations on a revolving basis to Birch Creek Investments, L.L.C. (Birch Creek) a consolidated, wholly owned, special-purpose subsidiary of Boise Cascade. Because Boise Cascade has the right to repurchase the sold receivables, it accounts for the sale of the receivables under the program as a secured borrowing, and the costs of the program are recorded in interest expense. Our Consolidated Balance Sheets include all of Boise Paper Products’ receivables, including those used to secure borrowings under the receivable securitization program. Our consolidated financial statements do not include an allocation of the secured borrowings or costs under the program because none of the debt was specifically identified as corporate advances to or borrowings by Boise Paper Products.

10.          Goodwill and Intangible Assets

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and intangible assets of businesses acquired. We account for goodwill in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, which requires us to assess our acquired goodwill and intangible assets with indefinite lives for impairment at least annually in the absence of an indicator of possible impairment and immediately upon an indicator of possible impairment. We assess goodwill and intangible assets with indefinite lives in the fourth quarter of each year using a fair-value-based approach. We also evaluate the remaining useful lives of our finite-lived purchased intangible assets to determine whether any adjustments to the useful lives are necessary. We completed our annual assessment in accordance with SFAS No. 142 in fourth quarter 2007 and 2006 and determined that there was no impairment.

We account for acquisitions using the purchase method of accounting. As a result, we allocate the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of the date of acquisition. In accordance with SFAS No. 141, Business Combinations, we have one year from the purchase date to finalize or receive information to determine changes in estimates of the fair value of assets acquired and liabilities assumed. During 2007, we recorded $32.5 million of purchase price adjustments that increased the recorded amount of goodwill. The adjustments were for amounts paid to OfficeMax under an Additional Consideration Agreement related to the Forest Products Acquisition. During 2006, we recorded $0.3 million of net purchase price adjustments that decreased the recorded amount of goodwill. The 2006 adjustments were for fair value adjustments related to our acquisition of CTC.

Changes in the carrying amount of our goodwill by segment are as follows:

	Paper	Packaging & Newsprint	Total
	(thousands)

Balance at December 31, 2005	$1,341	$1,590	$2,931

Goodwill acquired during 2006 (a)	—	7,046	7,046
Purchase price adjustments	—	(301)	(301)
Balance at December 31, 2006	1,341	8,335	9,676

Purchase price adjustments (b)	32,542	—	32,542
Balance at December 31, 2007	$33,883	$8,335	$42,218

(a)                                  On February 1, 2006, we purchased the assets of Central Texas Corrugated (CTC) in Waco, Texas, for an aggregate purchase price of $43.8 million, including fees and expenses. In connection with the acquisition, we recorded a net $6.7 million of goodwill.

(b)                                 As part of the Forest Products Acquisition, Boise Cascade entered into an Additional Consideration Agreement with OfficeMax, pursuant to which it agreed to adjust the purchase price based on changes in paper prices over the six-year period following the Forest Products Acquisition. For the first and second anniversary periods, which ended October 29, 2005 and 2006, neither Boise Cascade nor OfficeMax owed additional consideration for the purchase price. Based on paper prices during the third anniversary period ended October 29, 2007, Boise Cascade paid OfficeMax $32.5 million. This payment increased goodwill in the Paper segment.

Intangible assets represent the values assigned to trade names and trademarks, customer relationships, noncompete agreements, and technology. In September 2007, we stopped amortizing the intangible assets related to the Paper and Packaging & Newsprint segments when the long-lived assets were classified as held for sale. Prior to discontinuing amortization, the Central Texas Corrugated trade name was amortized over five years. All other trade names and trademark assets had an indefinite life and were not amortized. Customer relationships were amortized over five to ten years, noncompete agreements were amortized over approximately two years, and technology was amortized over three to five years. Intangible asset amortization expense was $3.5 million, $3.6 million, and $2.1 million for the years ended December 31, 2007, 2006, and 2005. Because the assets are classified as held for sale, no future amortization expense is expected.

	Year Ended December 31, 2007
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(thousands)

Trade names and trademarks	$15,800	$(599)	$15,201
Customer relationships	11,300	(4,540)	6,760
Noncompete agreements	1,200	(1,200)	—
Technology	5,043	(3,037)	2,006
	$33,343	$(9,376)	$23,967

	Year Ended December 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(thousands)

Trade names and trademarks	$15,800	$(346)	$15,454
Customer relationships	11,300	(2,976)	8,324
Noncompete agreements	1,200	(281)	919
Technology	4,960	(2,322)	2,638
	$33,260	$(5,925)	$27,335

11.          Asset Retirement Obligations

We account for asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, and FIN No. 47, Accounting for Conditional Asset Retirement Obligations — an Interpretation of FASB Statement No. 143. We accrue for asset retirement obligations in the period in which they are incurred if sufficient information is available to reasonably estimate the fair value of the obligation. When we record the liability, we capitalize the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its settlement value, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, we will recognize a gain or loss for any difference between the settlement amount and the liability recorded.

At December 31, 2007 and 2006, we had $13.3 million and $10.8 million of asset retirement obligations recorded on our Consolidated Balance Sheets. These liabilities related primarily to landfill closure and closed-site monitoring costs. The liabilities are based on the best estimate of current costs and are updated periodically to reflect current technology, laws and regulations, inflation, and other economic factors. We do not have any assets legally restricted for purposes of settling asset retirement obligations. The table below describes changes to our asset retirement obligations for the years ended December 31, 2007 and 2006:

	December 31
	2007	2006
	(thousands)

Asset retirement obligation at beginning of year	$10,771	$11,160
Liabilities incurred	—	1,114
Accretion expense	869	923
Payments	(37)	(34)
Revisions in estimated cash flows	1,700	(2,392)
Asset retirement obligation at end of year	$13,303	$10,771

We have additional asset retirement obligations with indeterminate settlement dates. The fair value of these asset retirement obligations cannot be estimated due to the lack of sufficient information to estimate the settlement dates of the obligations. These asset retirement obligations include, for example, (i) removal and disposal of potentially hazardous materials related to equipment and/or an operating facility if the equipment and/or facilities were to undergo major maintenance, renovation, or demolition; (ii) wastewater treatment ponds that may be required to be drained and/or cleaned if the related operating facility is closed; and (iii) storage sites or owned facilities for which removal and/or disposal of chemicals and other related materials are required if the operating facility is closed. We will recognize a liability in the period in which sufficient information becomes available to reasonably estimate the fair value of these obligations.

12.          Financial Instruments

As described in Note 2, Summary of Significant Accounting Policies, Boise Cascade occasionally used interest rate swaps to hedge variable interest rate risk. Because debt and interest costs are not allocated to Boise Paper Products, the effects of the interest rate swaps are not included in our consolidated financial statements.

Boise Cascade enters into natural gas swaps, options, or a combination of these instruments to hedge the variable cash flow risk of natural gas purchases at index prices. As of December 31, 2007, Boise Cascade had entered into derivative instruments related to approximately 23% of forecasted natural gas purchases through March 2008, 3% of forecasted natural gas purchases from July 2008 through October 2008, and 2% of forecasted natural gas purchases from November 2008 through March 2009. Boise Cascade has elected to account for these instruments as economic hedges and records the changes in fair value in “Materials, labor, and other operating expenses” in the Consolidated Statements of Income.

13.          Retirement and Benefit Plans

Retirement and Benefit Plans

During all years presented, some of our employees participated in Boise Cascade’s retirement plans. These plans consist of noncontributory defined benefit pension plans, contributory defined contribution savings plans, deferred compensation plans, and postretirement healthcare benefit plans. Compensation expense was calculated based on costs directly attributable to employees of Boise Paper Products plus an allocation of expense related to corporate employees that service all business units.

Some of our employees participated in Boise Cascade’s noncontributory defined benefit pension plans. The salaried defined benefit pension plan is available only to employees who were formerly employed by OfficeMax before November 2003. The pension benefit for salaried employees is based primarily on the employees’ years of service and highest five-year average compensation. The benefit for hourly employees is generally based on a fixed amount per year of service. We have treated our participants in these plans as participants in multiemployer plans. Accordingly, we have not reflected any assets or liabilities related to the noncontributory defined benefit pension plans on our Consolidated Balance Sheets. We have, however, recorded costs associated with the employees who participated in these plans in our Consolidated Statements of Income. For the years ended December 31, 2007, 2006, and 2005, the Statements of Income included $13.1 million, $14.4 million, and $13.8 million of expenses attributable to participation in Boise Cascade’s noncontributory defined benefit plans.

Some of our employees participated in Boise Cascade’s contributory defined contribution savings plans, which covered most of our salaried and hourly employees. For the years ended December 31, 2007, 2006, and 2005, we recognized $9.3 million, $7.5 million, and $7.4 million, respectively, of expense related to matching contributions attributable to participation in Boise Cascade’s contributory defined contribution savings plans. In Boise Cascade’s plans, employees that are not eligible to participate in the noncontributory defined benefit pension plans are eligible for additional discretionary company matching contributions based on a percentage approved each plan year.

Some of our employees participated in Boise Cascade’s deferred compensation plan, in which key managers and nonaffiliated directors may irrevocably elect to defer a portion of their base salary and bonus or director’s fees until termination of employment or beyond. A participant’s account is credited with imputed interest at a rate equal to 130% of Moody’s composite average of yields on corporate bonds. In addition, participants other than directors may elect to receive their company matching contributions in the deferred compensation plan in lieu of any matching contribution in the contributory defined contribution savings plan. The deferred compensation plan is unfunded; therefore, benefits are paid from general assets. At December 31, 2007 and 2006, we had $3.8 million and $2.1 million of liabilities attributable to participation in Boise Cascade’s deferred compensation plan recorded on our Consolidated Balance Sheets.

Some of our employees participated in Boise Cascade’s postretirement healthcare benefit plans. The type of retiree healthcare benefits and the extent of coverage vary based on employee classification, date of retirement, location, and other factors. All of the postretirement healthcare plans are unfunded. In 2007, 2006, and 2005, we communicated to our employees changes to the retiree healthcare programs. We discontinued healthcare coverage for most of our post-65 retirees. In addition, we eliminated the company subsidy for some of our pre-65 hourly retirees. This change shifts retiree medical costs to the plan participants. As a result of this change, we recorded a $4.4 million, $3.7 million, and $5.2 million gain in our Consolidated Statements of Income for the years ended December 31, 2007, 2006, and 2005. The postretirement benefit plans have a December 31 measurement date.

Obligations and Funded Status of Postretirement Benefits Other Than Pensions

The following table, which includes only company-sponsored plans, reconciles the beginning and ending balances of our benefit obligation for postretirement benefits other than pensions. We have treated our participants in the pension plans as participants in multiemployer plans; accordingly, we have not reflected any assets or liabilities related to the noncontributory defined benefit pension plans on our Consolidated Balance Sheets. The table also shows the funded status of our plans. The funded status changes from year to year based on the investment return from plan assets, contributions, and benefit payments and the discount rate used to measure the liability.

	Other Benefits
	2007	2006
	(thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$7,502	$10,782
Service cost	75	212
Interest cost	230	368
Actuarial gain	(593)	(94)
Closure and curtailment gain	(4,300)	(3,741)
Benefits paid	(270)	(25)
Benefit obligation at end of year	$2,644	$7,502

Funded status	$(2,644)	$(7,502)

Components of Net Periodic Benefit Cost

The components of net periodic benefit cost are as follows:

	Pension Benefits			Other Benefits
	2007	2006	2005	2007	2006	2005
	(thousands)

Service cost	$12,103	$13,040	$13,334	$75	$212	$476
Interest cost	22,718	19,098	16,144	230	368	754
Expected return on plan assets	(23,173)	(19,214)	(15,895)	—	—	—
Recognized actuarial (gain) loss	271	155	196	(34)	—	—
Amortization of prior service costs and other	1,190	490	—	—	—	—
Plan settlement/curtailment (gain) loss	(46)	822	—	—	—	—
Net periodic benefit cost	$13,063	$14,391	$13,779	$271	$580	$1,230

Assumptions

The assumptions used in accounting for the plans are estimates of factors that will determine, among other things, the amount and timing of future benefit payments. The weighted average discount rate assumption used in the measurement of our postretirement benefit obligations, other than pensions, was 5.50% and 5.75% at December 31, 2007 and 2006, respectively.

The following table presents the assumptions used in the measurement of net periodic benefit cost:

	Pension Benefits			Other Benefits
	2007	2006	2005	2007	2006	2005
Weighted average assumptions as of December 31
Discount rate	5.90%	5.60%	5.75%	5.75%	5.40%	5.50%
Expected long-term rate of return on plan assets	7.25%	7.25%	7.25%	—	—	—
Rate of compensation increases	4.25%	4.25%	4.25%	—	—	—

Discount Rate Assumption.  In all years presented, the discount rate assumption was determined using a spot rate yield curve constructed to replicate Aa-graded corporate bonds. The plan’s projected cash flows were duration-matched to this yield curve to develop an appropriate discount rate.

Asset Return Assumption.  The expected long-term rate of return on plan assets was based on a weighted average of our expected returns for the major asset classes in which we invest. Expected returns for the asset classes are based on long-term historical returns, inflation expectations, forecasted gross domestic product, earnings growth, and other economic factors. The weights assigned to each asset class were based on the investment strategy.

Rate of Compensation Increases.  This assumption reflects the long-term actual experience, the near-term outlook, and assumed inflation.

The following table presents our assumed healthcare cost trend rates at December 31, 2007 and 2006:

	2007	2006
Weighted average assumptions as of December 31 Healthcare cost trend rate assumed for next year	9.50%	6.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2017	2008

Assumed healthcare cost trend rates affect the amounts reported for the healthcare plans. At December 31, 2007, a one-percentage-point change in our assumed healthcare cost trend rate would not significantly affect our total service or interest costs or our postretirement benefit obligation.

14.          Equity Compensation

Equity compensation was granted to our employees under Boise Cascade’s equity compensation plans.

Equity Units

In April 2006 and December 2004, key managers of Boise Paper Products and Boise Cascade corporate employees purchased, pursuant to the terms of a Management Equity Agreement (Equity Plan), 0.3 million and 13.9 million equity units in Forest Products Holdings, L.L.C. (FPH) at $2.00 and $1.00 per unit, respectively, which was approximately equal to the estimated fair value on the date of purchase. Those who purchased FPH’s Series B equity units in April 2006 and December 2004 received grants of 5.3 million and 29.0 million, respectively, of FPH’s Series C equity units (profit interests) that represent the right to participate in profits after capital is returned to the holders of FPH’s Series B equity units. FPH’s Series C equity units participate in equity value appreciation above a specified level. In addition, in April 2006, FPH issued 2.6 million 2006 Series C equity units of FPH to two other key corporate managers and Boise Cascade’s four nonaffiliated directors for no consideration. During 2007, no purchases or grants were made under the Equity Plan. We account for awards granted under the Equity Plan in our consolidated financial statements in accordance with SFAS No. 123(R).

Generally, the appreciation in the value of FPH’s Series B equity units issued under the Equity Plan and 50% of its Series C equity units (service condition-vesting units) vest 20% each year on December 31, 2005 through 2009. The other 50% of the Series C equity units (market condition-vesting units) generally vest at the end of 2009 if specific criteria tied to internal rates of return are met. Upon either the sale of the company as defined in the Equity Plan or an initial public offering, vesting is accelerated for all management investors. For management investors whose employment is terminated as a result of a sale of a division (such as Boise Cascade’s proposed sale of the Paper and Packaging & Newsprint segments), the investor’s Series B units and the service condition-vesting Series C equity units will vest on a pro rata basis from December 31, 2004, through the date of termination. The investor’s market condition-vesting Series C equity units will also vest on a pro rata basis as if the units were service condition-vesting. Other events may accelerate vesting for specifically affected management investors, but none of these events are within the control of the investor. The vesting schedules are shortened for managers who were at least 60 years old as of the grant date, so that the units fully vest by December 31 of the year in which the manager reaches age 65 and at least two vesting periods have been met. Vesting does not trigger a right or obligation on the part of FPH or us to repurchase equity units held by management investors.

We did not recognize compensation expense on the date of grant for the Series B equity units because the fair value of the units issued by FPH was equal to or less than the amount each employee was required to pay. The Series C equity units are accounted for as restricted stock. We accrue compensation expense for the Series C equity units based on the fair value on the date of the grant. Compensation expense is recognized ratably over the vesting period for the Series C equity units that vest over time and ratably over the award period for the units that vest based on internal rates of return. During the years ended December 31, 2007, 2006 and 2005, we recognized $1.7 million, $1.8 million, and $1.4 million, respectively, of compensation expense, most of which was recorded in “General and administrative expenses” in our Consolidated Statements of Income. Compensation expense was calculated based on the number of Series C units granted to employees of Boise Paper Products plus an allocation of expense related to the Series C units granted to corporate employees that serviced the paper business units. The allocation was based on average sales, assets, and labor costs. Management believes these allocations are reasonable. However, they are not necessarily indicative of costs to be incurred in the future.

As part of the Aldabra transaction (discussed in Note 3 above), Boise Cascade expects approximately 75 participants in the Equity Plan to terminate employment. These employees collectively hold 6.7 million Series B and 16.1 million Series C units. Under the terms of the Equity Plan, participants whose employment is terminated as a result of the Aldabra transaction are allowed to “put” their equity units to FPH and require FPH to repurchase vested Series B and C equity units at fair value. By analogy to EITF 96-05, Recognition of Liabilities for Contractual Termination Benefits or Changing Benefit Plan Assumptions in Anticipation of a Business Combination, the carrying value of management’s investment should not be adjusted to redemption value until the sale of the Paper and Packaging & Newsprint assets is completed.

15.          Segment Information

We operate our business in the following three reportable segments:  Paper, Packaging & Newsprint, and Corporate and Other. These segments represent distinct businesses that are managed separately because of differing products and services. Each of these businesses requires distinct operating and marketing strategies. Management reviews the performance of the company based on these segments.

Our Paper segment manufactures and sells uncoated free sheet (including cut-size office papers, commercial printing paper, envelope papers, and a wide range of premium and specialty papers), market pulp, and corrugating medium (a component of containerboard). Many of our paper products are commodity products, while others have specialized features that make these products premium and specialty grades. Our premium grades include 100% recycled, high-bright and colored cut-size office papers, and our specialty grades include custom-developed papers for such uses as label and release and flexible food packaging. We ship to customers both directly from our mills and through distribution centers. In 2007, approximately 44% of our uncoated free sheet paper sales volume, including about 78% of our office papers sales volume, was sold to OfficeMax.

Our Packaging & Newsprint segment manufactures and sells containerboard (linerboard) and newsprint at our mill in DeRidder, Louisiana. We also operate five corrugated container plants in the Northwest and a sheet feeder plant in Waco, Texas, which we acquired in February 2006 for $43.8 million. Our corrugated containers are used primarily in the packaging of fresh fruit and vegetables, processed food, beverages, and other industrial and consumer products. Our Waco plant, known as Central Texas Corrugated, or CTC, produces corrugated sheets that are sold to sheet plants in the Southwest region, where they are converted into corrugated containers for a variety of customers. Our containerboard and corrugated products are sold by our own sales personnel and by brokers.

We market our newsprint through AbitibiBowater pursuant to an arrangement whereby AbitibiBowater purchases all of the newsprint we produce at a price equal to the price at which

AbitibiBowater sells newsprint produced at its mills located in the southern United States, less associated expenses and a sales and marketing discount. The newsprint price is verified through a third-party review. Either party has a one-time option to terminate the agreement on December 31, 2008, by giving notice of termination on or before April 30, 2008.

Our Corporate and Other segment primarily includes an allocation of Boise Cascade’s corporate support staff services and related assets and liabilities. These support services include, but are not limited to, finance, accounting, legal, information technology, and human resource functions. This segment also includes transportation assets such as rail cars and trucks that we use to transport our products from our manufacturing sites. Rail cars and trucks are generally leased. We provide transportation services not only to our own facilities but also, on a limited basis, to third parties when geographic proximity and logistics are favorable. During the years ended December 31, 2007, 2006, and 2005, segment sales related primarily to our rail and truck transportation business were $58.9 million, $61.4 million, and $66.5 million, respectively.

The segments’ profits and losses are measured on operating profits before interest. Specified expenses are allocated to the segments. For many of these allocated expenses, the related assets and liabilities remain in the Corporate and Other segment.

The segments follow the accounting principles described in Note 2, Summary of Significant Accounting Policies.

Sales to OfficeMax represent a concentration in the volume of business transacted and revenue generated from these transactions. Sales to OfficeMax were $615.7 million, $575.9 million, and $562.3 million during the years ended December 31, 2007, 2006, and 2005, respectively, representing 26% of total sales during these years. No other single customer accounted for 10% or more of consolidated trade sales or of total sales. Export sales to foreign unaffiliated customers were $222.1 million, $182.4 million, and $211.6 million. In all years presented, net sales were generated domestically, and long-lived assets were held by domestic operations.

Segment sales to external customers by product line are as follows:

	Year Ended December 31
	2007	2006	2005
	(millions)

Paper
Uncoated free sheet	$1,392.1	$1,319.9	$1,151.8
Containerboard (medium)	1.5	0.7	10.1
Market pulp	139.3	118.7	214.1
	1,532.9	1,439.3	1,376.0

Packaging & Newsprint
Containerboard (linerboard)	104.3	107.4	179.7
Newsprint	217.1	230.4	210.1
Corrugated containers and sheets	364.5	342.3	250.3
Other	94.5	82.3	90.9
	780.4	762.4	731.0

Corporate and Other	19.3	20.3	22.0
	$2,332.6	$2,222.0	$2,129.0

                An analysis of our operations by segment is as follows:

							Depre-
							ciation,
	Sales				Income		Amorti-
					(Loss)		zation,				Capital
		Related	Inter-		Before		and				Expendi-
	Trade	Parties	segment	Total	Taxes		Depletion		EBITDA (g)		tures		Assets
	(millions)
Year Ended December 31, 2007
Paper	$917.2	$615.7	$63.3	$1,596.2	$133.5(a	)	$45.0	(a)	$178.5		$103.4		$1,265.6
Packaging & Newsprint	705.1	75.3	2.7	783.1 (c)	40.1	(a)	37.7	(a)	77.8		38.2		579.1
Corporate and Other	14.3	5.0	39.6	58.9	(11.9	)(a)(b)	1.9	(a)	(10.0	)(b)	0.2		12.4
	1,636.6	696.0	105.6	2,438.2	161.7		84.6		246.3		141.8		1,857.1
Intersegment eliminations	—	—	(105.6)	(105.6)	—		—		—		—		(11.4)
Interest income	—	—	—	—	0.7		—		—		—		—
	$1,636.6	$696.0	$—	$2,332.6	$162.4		$84.6		$246.3		$141.8		$1,845.7

Year Ended December 31, 2006
Paper	$863.7	$575.6	$55.4	$1,494.7	$63.3		$62.3		$125.6		$85.5		$1,188.0
Packaging & Newsprint	689.0	73.4	4.1	766.5 (c)	45.3		50.8		96.1		66.1	(e)	565.1
Corporate and Other	14.7	5.6	41.1	61.4	(14.9	)(d)	3.3		(11.6	)(d)	0.1		15.7
	1,567.4	654.6	100.6	2,322.6	93.7		116.4		210.1		151.7		1,768.8
Intersegment eliminations	—	—	(100.6)	(100.6)	—		—		—		—		(10.0)
Interest income	—	—	—	—	0.6		—		—		—		—
	$1,567.4	$654.6	$—	$2,222.0	$94.3		$116.4		$210.1		$151.7		$1,758.8

Year Ended December 31, 2005
Paper	$812.8	$563.2	$39.2	$1,415.2	$57.5		$55.2		$112.6		$83.4		$1,129.2
Packaging & Newsprint	650.4	80.6	0.6	731.6	23.8		37.2		61.0		17.3		535.0
Corporate and Other	16.3	5.7	44.5	66.5	(7.7	)(f)	3.0		(4.6	)(f)	0.2		19.5
	1,479.5	649.5	84.3	2,213.3	73.6		95.4		169.0		100.9		1,683.7
Intersegment eliminations	—	—	(84.3)	(84.3)	—		—		—		—		(5.4)
Interest income	—	—	—	—	0.2		—		—		—		—
	$1,479.5	$649.5	$—	$2,129.0	$73.8		$95.4		$169.0		$100.9		$1,678.3

(a)           We had approximately $21.7 million, $19.1 million, and $1.0 million of lower depreciation and amortization expense in our Paper, Packaging & Newsprint, and Corporate and Other segments as a result of discontinuing depreciation and amortization.

(b)           Included a $4.4 million gain for changes in our retiree healthcare programs.

(c)           Included the impact of adopting EITF 04-13 effective January 1, 2006, which required us to report our inventory buy/sell transactions with the same counterparty on a net basis. For more information about the impact of adopting this EITF, see Note 2, Summary of Significant Accounting Policies.

(d)           Included a $3.7 million gain for changes in our retiree healthcare programs.

(e)           Included $42.6 million of cash paid for the purchase of CTC’s assets in Waco, Texas.

(f)            Included a $5.2 million gain for changes in our retiree healthcare programs.

(g)           EBITDA represents income (loss) before interest, income tax provision (benefit), and depreciation, amortization, and depletion. EBITDA is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. We believe EBITDA is useful to investors because it provides a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers and because it is frequently used by investors and other interested parties in the evaluation of companies with substantial financial leverage. We believe EBITDA is a meaningful measure because it presents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. For example, we believe that the inclusion of items such as taxes, interest expense, and interest income distorts management’s ability to assess and view the core operating trends in our segments. EBITDA, however, is not a measure of our liquidity or financial performance under generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of EBITDA instead of net income (loss) or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest and associated significant cash requirements; and the exclusion of depreciation, amortization, and depletion, which represent significant and unavoidable operating costs, given the level of our indebtedness and the capital expenditures needed to maintain our businesses. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following is a reconciliation of net income to EBITDA:

	Year Ended December 31
	2007	2006	2005
	(millions)

Net income	$159.6	$92.9	$71.6
Interest income	(0.7)	(0.6)	(0.2)
Income tax provision	2.8	1.4	2.2
Depreciation, amortization, and depletion	84.6	116.4	95.4
EBITDA	$246.3	$210.1	$169.0

16.          Commitments and Guarantees

Commitments

We have commitments for fiber, leases, and utilities. Our lease commitments are discussed further in Note 8, Leases. In addition, we have purchase obligations for goods and services, capital expenditures, and raw materials entered into in the normal course of business.

We are a party to a number of long-term log and fiber supply agreements. At December 31, 2007, our total obligation for log and fiber purchases under contracts with third parties was approximately $108.4 million. Under most of the log and fiber supply agreements, we have the right to cancel or reduce our commitments in the event of a mill curtailment or shutdown. The prices under most of these agreements is set quarterly or semiannually based on regional market prices, and the estimate is based on contract terms or first quarter 2008 pricing. Our log and fiber obligations are subject to change based on, among other things, the effect of governmental laws and regulations, our manufacturing operations not operating in the normal course of business, log and fiber availability, and the status of environmental appeals. Except for deposits required pursuant to wood supply contracts, these obligations are not recorded in our consolidated financial statements until contract payment terms take effect.

We enter into utility contracts for the purchase of electricity and natural gas. We also purchase these services under utility tariffs. The contractual and tariff arrangements include multiple-year commitments and minimum annual purchase requirements. At December 31, 2007, we had approximately $33.5 million of utility purchase commitments. These payment obligations were valued at prices in effect on December 31, 2007, or contract language, if available. Because we consume the energy in the manufacture of our products, these obligations represent the face value of the contracts, not resale value.

Additional Consideration Agreement

Pursuant to an Additional Consideration Agreement between OfficeMax and us, Boise Cascade may be required to make substantial cash payments to, or receive substantial cash payments from, OfficeMax. Under the Additional Consideration Agreement, the purchase price paid for the forest products and paper assets may be adjusted upward or downward based on paper prices during the six years following the Forest Products Acquisition, subject to annual and aggregate caps. Neither party will be obligated to make a payment under the Additional Consideration Agreement in excess of $45 million in any one year. Payments are also subject to an aggregate cap of $125 million that declines to $115 million in the fifth year and $105 million in the sixth year. After each anniversary of the Forest Products Acquisition, Boise Cascade reviews paper prices with the provisions of the Additional Consideration Agreement to determine whether any amounts are owed or receivable under the agreement. For the first and second anniversary periods, which ended October 29, 2005 and 2006, neither Boise Cascade nor OfficeMax owed additional consideration for the purchase price. Based on paper prices during the third anniversary period ended October 29, 2007, Boise Cascade paid OfficeMax $32.5 million under the Additional Consideration Agreement. Pursuant to the Additional Consideration Agreement, the payment was treated as an adjustment to the purchase price and, therefore, is not reported in the Consolidated Statement of Income. If the Aldabra transaction is completed before the fourth anniversary period ended October 29, 2008, the agreement will be terminated and we will neither receive payments from, nor make subsequent payments to, OfficeMax under this agreement.

Guarantees

We provide guarantees, indemnifications, and assurances to others, which constitute guarantees as defined under FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.

Although the accompanying consolidated financial statements do not include an allocation of Boise Cascade Holdings, L.L.C., debt, Boise Paper Products and its respective direct and indirect domestic subsidiaries, excluding foreign subsidiaries and Birch Creek, are parties to a third amended and restated Credit Agreement dated as of May 3, 2007, with JPMorgan Chase Bank, as Administrative Agent, and certain lenders named therein and to a related Guarantee and Collateral Agreement of the same date (collectively the Bank Credit Agreements). Boise Cascade, L.L.C. (Boise LLC), a wholly owned direct subsidiary of Boise Cascade Holdings, L.L.C., acts as borrower under the Bank Credit Agreements for the $521.1 million Tranche E term loan (amount outstanding at December 31, 2007) and a $450.0 million revolving credit facility that had no outstanding balance at December 31, 2007, and contingent reimbursement obligations in respect of $32.3 million of standby letters of credit issued under the revolving facility. Boise Cascade Holdings, L.L.C., also obtained $200 million of commitments for a delayed-draw term loan. Boise LLC’s loans and reimbursement obligations are guaranteed by Boise Paper Products along with Boise Cascade Holdings, L.L.C., and each of their respective domestic subsidiaries (other than Boise LLC and Birch Creek).

Boise LLC and its wholly owned subsidiary, Boise Cascade Finance Corporation, have jointly issued $400.0 million of 7.125% senior subordinated notes due in 2014. The subordinated notes are guaranteed on a subordinated basis by Boise Paper Products along with Boise Cascade Holdings, L.L.C., and each of their respective domestic subsidiaries, excluding foreign subsidiaries of Boise Cascade

Holdings, L.L.C., and Birch Creek, other than Boise LLC and Boise Cascade Finance Corporation, which are the issuers of the notes.

17.          Legal Proceedings and Contingencies

Legal Proceedings

We are a party to routine legal proceedings that arise in the course of our business. We are not currently a party to any legal proceedings or environmental claims that we believe would have a material adverse effect on our financial position, results of operations, or cash flows.

Contingencies

We market our newsprint through AbitibiBowater pursuant to an arrangement whereby AbitibiBowater purchases all of the newsprint we produce at a price equal to the price at which AbitibiBowater sells newsprint produced at its mills located in the southern United States, less associated expenses and a sales and marketing discount. The term of the agreement runs from January 1, 2004, through December 31, 2013. However, effective on or at any time after December 31, 2008, either party may terminate the agreement on one year’s prior written notice. At any time, we may reduce our production of newsprint by giving one year’s prior written notice. Either party has a one-time option to terminate the agreement on December 31, 2008, by giving notice of termination on or before April 30, 2008.

Under the agreement, AbitibiBowater is obligated to buy all of the newsprint produced at our DeRidder mill. There is an early termination provision that allows either party to terminate the agreement on 90 days’ notice if we reach an agreement to sell our newsprint operations to a company in the newsprint business or if AbitibiBowater reasonably withholds its consent to an assignment of the contract by us. If the early termination provision is triggered, AbitibiBowater would have the option to buy up to 300,000 tons of newsprint from the DeRidder mill over a two-year period. Also, we would be obligated to pay AbitibiBowater $2.5 million upon the closing of such sale.

18.          Quarterly Results of Operations (unaudited)

	2007
	First Quarter	Second Quarter (a)	Third Quarter(b)	Fourth Quarter (b)
	(millions)

Net sales	$578.7	$582.6	$583.7	$587.6
Income from operations	22.8	16.6	50.7	70.4
Net income	22.0	16.5	50.2	70.8

	2006
	First Quarter (a)	Second Quarter	Third Quarter	Fourth Quarter
	(millions)

Net sales	$542.2	$563.3	$569.1	$547.4
Income from operations	1.2	22.3	42.4	27.9
Net income	0.4	22.9	42.1	27.6

(a)           Second quarter 2007 and first quarter 2006 included a $4.4 million and $3.7 million gain, respectively, for changes in our retiree healthcare programs. See Note 13, Retirement and Benefit Plans, for more information.

(b)           In third quarter 2007 and fourth quarter 2007 we had approximately $10.2 million and $31.6 million of lower depreciation and amortization expense as a result of discontinuing depreciation and amortization on the assets Boise LLC recorded as held for sale.

Independent Auditors’ Report

The Board of Directors of Boise Cascade Holdings, L.L.C.:

We have audited the accompanying consolidated balance sheets of Boise Paper Products as of December 31, 2007 and 2006, and the related consolidated statements of income, capital, and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Boise Paper Products as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company adopted EITF 04-13, Accounting for Purchases and Sales of Inventory With the Same Counterparty, for the year ended December 31, 2006.

/s/ KPMG LLP

Boise, Idaho
February 27, 2008